EXHIBIT 10.2

                                LICENSE AGREEMENT

         THIS AGREEMENT, entered into this 28 day of October, 1992, by and between ASTD CORPORATION, a Minnesota corporation (hereinafter "Licensor") and DENTAL RESOURCES, INC., a Minnesota corporation (hereinafter "Licensee").

         WHEREAS, Licensor owns all right and title in and to an anti-snoring device covered by United States Patent No. 5,003,994 issued April 2, 1991 and the invention claimed and disclosed therein and referred to in such patent as "Oral Appliance For Improving Breathing And Methods Of Using And Making Same", and which is currently marketed as the "Cook Anti-Snoring Device", and also Licensor owns all right, title and interest in and to the trade name for such device, all know how, technical information and drawings, associated goodwill, marketing and trade business information, contract rights and all other rights, properties and privileges associated with such device (hereinafter collectively "ASTD Technology Property"); and

         WHEREAS, Licensor is willing to exclusively license in the region of all of North America its rights in the ASTD Technology Property to the Licensee on the terms contained herein.

         WHEREAS, Licensee desires to organize a marketing program to execute and create a market and demand for these devices, and is accordingly interested in producing and selling the ASTD Technology Property device under this exclusive license during at least the term provided for in this agreement.

         NOW THEREFORE, for valuable consideration and upon the mutual promises and covenants contained herein, the parties to this License Agreement agree as follows:

         1. The products licensed in this Agreement include all products and devices manufactured, sold or used by the Licensee that are associated with such ASTD Technology Property; and the licensed know how covered by this Agreement includes all factual knowledge, technological information, trade secrets, drawings, sketches, and other data related to the manufacture, marketing, installation, fitting and use of the Cook Anti-Snoring Device, whether presently in the possession, or subsequently coming into the possession, or developed by Licensor, during the term of this Agreement.

         2. The "license royalty" to be paid under this Agreement is a fee paid to the Licensor (or its successor in interest) by the Licensee for each unit of the licensed products that the Licensor has the right to manufacture, use and sell under the terms of this Agreement. For purposes of determining the license royalty, each "year" shall be measured in respect to the annual date on which this Agreement is effective.

         3. License Grant - For a three-year term commencing on the date of this Agreement, the Licensor hereby grants to the Licensee an exclusive license to produce, use and sell the products covered by this License Agreement, and all patents and know how pertaining thereto, throughout the entire North American region.

         4. Cooperation of Licensor - Licensor agrees to cooperate fully and to use its best efforts, including referring current distribution or other marketing contacts of Licensor to Licensee, and in providing any reasonable assistance to Licensee in solving any technical problems arising in connection with the production, use and installation of the Licensed Products. Licensor will also assist Licensee as necessary with certain training sessions to be agreed to by the parties hereto as the need arises, provided that Licensee shall pay Licensor or George Cook for any out-of-pocket expenses incurred by them incident to assisting with such training or assisting with solving technical problems.

         5. Royalties - Licensee shall make the following royalty payments to Licensor consisting of common stock purchase Warrants and cash payments:

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                  i)       Upon execution of this Agreement, Licensee agrees to
                           pay Licensor 25,000 Common Stock Purchase Warrants which will have a term of 5 years and be exercisable anytime during this 5-year term for $.25 per share, and shall be exercisable in whole or in part anytime and from time to time during this 5-year term.

                  ii) A cash license royalty per unit or device of Licensed Product sold or used by Licensee which shall be equal to Thirty Percent (30%) of Licensee's wholesale price to customers purchasing such devices from Licensee, which base price shall be flexible and mutually agreed upon by the parties hereto for the purpose of determining such royalty payments du6 hereunder. Such cash royalty payments shall be made quarterly during each year of this Agreement, and payment shall be made to Licensor by Licensee within 10 days of the end of each quarter. Licensee shall not be required to pay cash royalties on free sample devices used in promotions, or for damaged or defective products.

                  iii) When sales of the licensed product by Licensee equal 500 units or devices, Licensee shall grant Licensor an additional Stock Purchase Warrant to purchase another 50,000 common shares of Licensee with such Warrants having the same terms as the above paragraph
                           i).

                  iv) When sales of the licensed product by Licensee cumulatively equal 1,000 units or devices, Licensee shall grant Licensor another Stock Purchase Warrants to purchase another 50,000 common shares of Licensee with such Warrants having the same terms as the above paragraph i). At this point, total Warrants would be for the purchase of 125,000 common shares with each set of Warrants to have a 5-year term from the time they are granted.

                  v) All of the foregoing Warrants shall be authorized by resolution of the Board of Directors of Licensor within 30 days of the execution of this Agreement so that they will be available to be granted to Licensor as earned under this Agreement; and all of such Warrants shall have anti-dilutive terms to prevent dilution to Licensor in the event of future stock splits, stock dividends, mergers, reclassifications, business combinations or other reorganizations.

         Business Records: Licensee hereby agrees to keep business records showing the manufacture and sale or other disposition of the Licensed Products in sufficient detail to enable the License Royalty to be accurately and fairly determined, and further agrees to permit its books and records to be examined from time to time, during normal business hours and with reasonable notice, to the extent necessary for Licensor to verify that Licensee is complying with the requirements and obligations of this Agreement. If material omissions or errors are discovered incident to any such verification examinations, Licensee shall be responsible for all costs of such examinations by Licensor or its accounting representative. At a minimum, such business records shall show all customer names and addresses purchasing Licensed Products from Licensee, and the amount of the Licensed Products purchased by them from Licensee. Any business record knowledge acquired by Licensor, or business operational information pertaining to Licensee, shall be treated by Licensor on a strictly confidential basis and not disclosed to any other party without he permission of Licensee.

         6. Marketing - The Licensee will use its best efforts to diligently promote and market the Licensed Products herein, and Licensee shall not make any warranties, representations or claims regarding the Licensed Products without the approval of Licensor. Any governmental approval needed to market the Licensed Products in any federal, state, or local governmental area shall be obtained by Licensee at its expense. The Licensee assumes all risks and liabilities arising out of any warranty, guaranty, or other representation made by Licensee in the marketing or promotion of the Licensed Products; and Licensee will indemnify and hold harmless Licensor in respect to any lawsuit, claim or proceeding arising out of any such warranty, guaranty or representation of Licensee in the sale or

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promotion of the Licensed Products, or arising out of the use of the Licensed
Product by anyone derived from sales thereof made by Licensee.

         Licensee will set aside and expend at least $5,000 to develop and package the Licensed Products for proper marketing by Licensee; and in addition Licensee will set aside and expend an additional $10,000 for marketing and distribution of the Licensed Product during the first year hereof.

         7. Renewal - Licensor hereby agrees to renew the royalty payments due on sales of the Licensed Products after the end of the 3-year term of this Agreement, with such renewal terms to be mutually agreed upon by both parties hereto.

         8. Transfer of Rights - All license rights under this Agreement shall be binding upon any successor in interest of the Licensor. The Licensee shall have no right to sublicense or assign the license rights hereunder without the express written consent of the Licensor.

         9. Termination - During the 3-year term of this exclusive license, the Licensee may terminate and release its license rights hereunder only upon providing sixty (60) days advance notice in writing to the Licensor. It is mutually understood and agreed between the parties hereto that the failure of the Licensee to comply with the terms of this Agreement shall give the Licensor the right to cancel this Agreement by giving Licensee thirty (30) days notice in writing of such cancellation; provided, however that if within such 30-day period Licensee shall have corrected such contract default leading to the cancellation by Licensor, this Agreement shall remain in full force and effect. Upon termination for default, Licensee shall not be relieved of any prior obligations hereunder and Licensee shall pay all royalty payments due at termination and for any products sold by Licensee after termination. Licensor shall have the right to make a final inspection of business records of Licensee upon such termination for the purpose of verifying all royalties have been accounted for and paid by Licensee as required by this Agreement.

         10. Potential Patent Claims. If any claims are brought by third parties alleging patent infringement by sale or use of the Licensed Products, Licensor and Licensee shall share equally the costs of opposing such third party claims; provided, however, that Licensor shall not be liable for any more than a total of $2,500 for its share of such costs in opposing any and all of such potential claims of infringement.

         11. Ramp Molds. In the event Licensor enters into a license agreement with a party other than the Licensee herein after the expiration of the 3-year term of this Agreement, Licensor shall then purchase from Licensee the ramp Molds for the Licensed Products at their original cost to Licensee.

         12. General Matters -

                  a. Notices: All notices provided for herein shall be given in writing and hand delivered or sent by certified mail, directed as follows:

                           To Licensor:   George Cook
                                          P.O. Box 70
                                          Holdingford MN 56340

                           To Licensee:   Dental Resources Inc. -
                                           c/o Douglas Murphy
                                          530 South River St.
                                          Delano MN 55328

                  b. Parties In Interest: This Agreement shall inure to the benefit of and bind the parties hereto, and their respective successors and assigns as the case may be.

                  c. Waiver: Any failure on the part of either party hereto to comply with any of the obligations or conditions of this Agreement may be waived in writing by the other party.

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                  d.       Governing Law: The Agreement shall be construed and
                           enforced in accordance with the laws of the State of Minnesota.

                  e. Severability: If any part of this Agreement is deemed to be unenforceable for any reason, the balance of the Agreement shall remain in full force and effect.

                  f. Relationship of Parties: The relationship between the parties hereto is strictly that of Licensor and Licensee, and the Licensee shall have no right to bind or in any way obligate the Licensor in respect to any contract or understanding with another party.

                  g. Entire Agreement: This Agreement contains the entire agreement between the parties hereto and supersedes all previous understandings, negotiations and commitments between the parties hereto in respect to the subject matter of this Agreement; and this Agreement may not be released, discharged, abandoned, changed or modified in any manner except by a written instrument duly executed by each party hereto.

         IN WITNESS WHEREOF, the parties hereto have duly executed this License Agreement as hereinafter appearing.


ASTD CORPORATION, Licensor


By    /s/ George Cook                    By    /s/ Douglas Murphy - Pres
   -------------------------------          -------------------------------
President                                      President
DENTAL RESOURCES, INC.

                                                                October 28, 1992